Exhibit 99.1
[Cox Letterhead]
FOR IMMEDIATE RELEASE, November 9, 2005
COX COMMUNICATIONS ANNOUNCES THIRD QUARTER AND
YEAR-TO-DATE FINANCIAL RESULTS FOR 2005
     ATLANTA — Cox Communications, Inc. today reported financial results for the three and nine months ended September 30, 2005.
“This was another strong quarter for Cox, fueled by some excellent product performances,” said President and CEO Jim Robbins. “Churn continues to decline across all products and we experienced record sell-in for digital cable, high-speed Internet and bundled services.”
“The simplicity and convenience of the Cox bundle remains popular with our customers and has helped us surpass yet another milestone. Approximately one million customers subscribe to the Cox bundle of voice, video and Internet services. This success will serve us well as we expand our product bundle to include a wireless offering.”
THIRD QUARTER HIGHLIGHTS
For the third quarter of 2005, Cox:
•	Generated $1.2 billion in net cash provided by operating activities and $208.0 million in free cash flow (net cash provided by operating activities less capital expenditures).

•	Generated 8% and 10% revenue growth during the quarter and nine months ended September 30, 2005, respectively, compared with the same periods in 2004.

•	Generated an operating loss of ($356.9) million and 17% operating cash flow growth (operating income before depreciation and amortization) during the quarter ended September 30, 2005 and operating income decline of 84% and 15% operating cash flow growth during the nine months ended September 30, compared with the same periods in 2004.
RECENT EVENTS
     During the third quarter of 2005, Hurricane Katrina caused damage to Cox’s operations in Louisiana. Cox’s cable system in the New Orleans area experienced significant damage, business interruption and an indeterminate loss of customers. Cox believes a significant portion of these losses will be covered by insurance, subject to a deductible amount of approximately $6 million. As of September 30, 2005, Cox had met the overall deductible amount.
     As of October 31, 2005, Cox and Cebridge Connections, Inc., a company managed by Cequel III, LLC, entered into a definitive agreement for the sale of Cox cable systems serving approximately 940,000 basic cable subscribers. The agreement includes Cox’s cable systems in West Texas (serving Lubbock, Midland, Amarillo, San Angelo and Abilene areas), North Carolina (serving Greenville, Rocky Mount, New Bern and Kinston areas), Humboldt County and Bakersfield, California, and much of Middle America Cox (MAC) (primarily comprised of operations in Texas, Louisiana and

Arkansas). MAC also includes certain systems in Oklahoma, Mississippi and Missouri. Excluded from the sale are some MAC operations serving Northwest Arkansas and Lafayette, Louisiana.
OPERATING RESULTS
Three months ended September 30, 2005 compared with three months ended September 30, 2004.
     Total revenues for the third quarter of 2005 were $1.8 billion, an increase of 8% over the third quarter of 2004. This was primarily due to growth in advanced-service subscriptions (which include digital cable, high-speed Internet access and telephony) and higher basic cable rates.
     Cost of services, which includes programming costs, other direct costs and field service costs, was $703.3 million for the third quarter of 2005, an increase of 5% over the same period in 2004. Programming costs increased 7% to $347.6 million, primarily reflecting rate increases. Other direct costs and field service costs in the aggregate increased 4% to $355.7 million, primarily resulting from growth in total RGUs over the last twelve months, partially offset by cost savings achieved through successful field service initiatives.
     Selling, general and administrative expenses were $370.5 million for the third quarter of 2005, a nominal decrease over the comparable period in 2004. This was due to a 5% increase in marketing expense. The increase in marketing expense primarily related to a 6% increase in costs associated with Cox Media, Cox’s advertising sales business.
     Operating (loss) income decreased to ($356.9) million for the third quarter of 2005, and operating cash flow increased 17% to $681.4 million, compared to the same period in 2004. Operating (loss) income margin (operating income as a percentage of revenues) for the third quarter of 2005 was (20%), compared to 11% for the third quarter of 2004. Operating cash flow margin (operating cash flow as a percentage of revenues) was 39% for the third quarter of 2005 and 36% for the third quarter 2004.
     Depreciation and amortization increased to $424.2 million from $400.9 million for the third quarter of 2005. This was primarily due to the amortization of finite-lived intangible assets that resulted from the push-down basis accounting applied pursuant to the December 2004 going-private transaction.
     In August 2005, Cox completed its annual impairment test in accordance with SFAS No. 142. The test resulted in a pre-tax non-cash impairment charge of franchise value for certain in cable systems of approximately $104.2 million, which was classified within impairment of intangible assets in the condensed consolidated statements of operations.
     As discussed under Recent Events, as of October 31, 2005, Cox entered into a definitive agreement for the sale of Cox cable systems serving approximately 940,000 basic cable subscribers. As a result of the definitive agreement, Cox completed an interim impairment test as of September 30, 2005, in accordance with SFAS No. 142. The test resulted in a non-cash impairment charge of approximately $509.9 million, which was classified within impairment of intangible assets in the condensed consolidated statements of operations.
     Net loss on investments for the third quarter of 2005 was $6.4 million due to a pre-tax decline considered to be other than temporary in the fair value of certain investments. Net loss on investments for the comparable period of 2004 was insignificant.
     Net (loss) income for the third quarter of 2005 was ($350.2) million compared to $42.0 million for the comparable period of 2004.

Nine months ended September 30, 2005 compared with nine months ended September 30, 2004.
     Total revenues for the nine months ended September 30, 2005 were $5.2 billion, an increase of 10% over the nine months ended September 30, 2004. This was primarily due to growth in advanced-service subscriptions (which include digital cable, high-speed Internet access and telephony) and higher basic cable rates. An increase in Cox Business Services customers also contributed to overall revenue growth.
     Cost of services was $2.1 billion for the nine months ended September 30, 2005, an increase of 8% over the same period in 2004. Programming costs increased 9% to $1.1 billion, primarily reflecting rate increases. Other direct costs and field service costs in the aggregate increased 6% to $1.0 billion, primarily resulting from growth in total RGUs over the last twelve months, partially offset by cost savings achieved through successful field service initiatives.
     Selling, general and administrative expenses were $1.1 billion for the nine months ended September 30, 2005, an increase of 7% over the comparable period in 2004. This was due to a 7% increase in both general and administrative expenses and marketing expense. The increase in general and administrative expenses was primarily due to increased salaries and benefits. The increase in marketing expense primarily related to a 10% increase in costs associated with Cox Media, Cox’s advertising sales business.
     Operating income decreased 84% to $91.4 million for the nine months ended September 30, 2005, and operating cash flow increased 15% to $2.0 billion, compared to the same period in 2004. Operating income margin for the nine months ended September 30, 2005 was 2%, compared to 12% for the same period in 2004. Operating cash flow margin for the nine months ended September 30, 2005 was 39%, compared to 37% for the same period in 2004.
     Depreciation and amortization increased to $1.3 billion from $1.2 billion for the nine months ended September 30, 2005. This was primarily due to the amortization of finite-lived intangible assets that resulted from the push-down basis accounting applied pursuant to the December 2004 going-private transaction.
     During the nine months ended September 30, 2004, Cox recorded a $5.0 million pre-tax loss on the sale of certain small, non-clustered cable systems in Oklahoma, Kansas, Texas and Arkansas, which in the aggregate consisted of approximately 53,000 basic cable subscribers.
     Net loss on investments of $9.1 million for the nine months ended September 30, 2005 was due to pre-tax declines considered to be other than temporary in the fair value of certain investments.
     Net gain on investments for the comparable period in 2004 of $28.9 million was primarily due to:
•	$19.5 million pre-tax gain on the sale of 0.1 million shares of Sprint PCS preferred stock,

•	$7.3 million pre-tax gain on the sale of certain other non-strategic investments, and

•	$2.3 million pre-tax gain on the sale of all remaining shares of Sprint stock then held by Cox.
     During the nine months ended September 30, 2005, Cox recorded a $13.0 million pre-tax loss on extinguishment of debt due to the redemption of $62.3 million original principal amount at maturity of its exchangeable subordinated discount debentures due 2020 (Discount Debentures) for aggregate cash consideration of $32.5 million, which represented all remaining outstanding Discount Debentures. During the nine months ended September 30, 2004, Cox recorded a $7.0 million pre-tax loss on extinguishment of debt due to the redemption of $14.6 million aggregate principal amount of Cox’s exchangeable subordinated debentures due 2029 (PRIZES) and $0.1 million aggregate principal amount of Cox’s 3% exchangeable subordinated debentures due 2030 (Premium PHONES), which represented all remaining outstanding PRIZES and Premium PHONES. As a result of these redemptions, Cox no longer has any outstanding exchangeable subordinated debentures.
     Net (loss) income for the nine months ended September 30, 2005 was $(305.4) million compared with $162.3 million for the comparable period in 2004.
LIQUIDITY AND CAPITAL RESOURCES
     Cox has included Consolidated Statements of Cash Flows for the nine months ended September 30, 2005 and 2004 as a means of providing more detail regarding the liquidity and capital resources discussion below. In addition, Cox has included a calculation of free cash flow in the Summary of Operating Statistics to provide additional detail regarding a measure of liquidity that Cox believes will be useful to investors in evaluating Cox’s financial performance. For further details, please refer to the Summary of Operating Statistics and discussion under the heading Use of Operating Cash Flow and Free Cash Flow.
     Significant sources of cash for the nine months ended September 30, 2005 consisted primarily of the following:
•	the generation of net cash provided by operating activities of approximately $1.2 billion;

•	net credit facility borrowings of $350.0 million; and

•	net commercial paper borrowings of $269.3 million.
     Significant uses of cash for the nine months ended September 30, 2005 consisted of the following:
•	capital expenditures of $1.0 billion;

•	contributions of $43.0 million to TV Works, LLC (formerly known as Double C Technologies, LLC), an entity in which Cox holds a 33% ownership interest;

•	the repayment of Cox’s $375 million aggregate principal amount 6.9% notes due June 15, 2005 upon their maturity;

•	the purchase of $62.3 million original principal amount at maturity of Cox’s exchangeable subordinated discount debentures due 2020 (Discount Debentures) for aggregate cash consideration of $32.5 million, which represented all remaining outstanding Discount Debentures; and

•	payments to acquire Cox’s former public stock that was converted into the right to receive cash as part of the going-private transaction in December 2004 of approximately $473.7 million, with such payments being made as holders of the former public stock surrender their certificates and otherwise claim their going-private merger consideration.
USE OF OPERATING CASH FLOW AND FREE CASH FLOW
     Operating cash flow and free cash flow are not measures of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Operating cash flow is defined as operating income before depreciation and amortization. Free cash flow is defined as cash flows provided by operating activities less capital expenditures.
     Cox’s management believes that presentation of these measures provides useful information to investors regarding Cox’s financial position and results of operations. Cox believes that operating cash flow and free cash flow are useful to investors in evaluating its performance because they are commonly used financial analysis tools for measuring and comparing media companies in several areas of liquidity, operating performance and leverage. Both operating cash flow and free cash flow are used to gauge Cox’s ability to service long-term debt and other fixed obligations and to fund continued growth with internally generated funds. In addition, management uses operating cash flow to monitor compliance with certain financial covenants in Cox’s credit agreements, and it is used as a factor in determining executive compensation.
     Operating cash flow and free cash flow should not be considered as alternatives to net income as indicators of Cox’s aggregate performance, or as alternatives to net cash provided by operating activities as measures of liquidity, and may not be comparable to similarly titled measures used by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures on an historical basis are presented under the headings Reconciliation of Operating Cash Flow to Operating Income and Reconciliation of Free Cash Flow to Cash Provided by Operating Activities in the attached financial tables.
Caution Concerning Forward-Looking Statements
     Statements in this release, including statements relating to growth opportunities, revenue and cash flow projections and introduction of new products and services, are “forward-looking statements”, as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to Cox’s future plans, earnings, objectives, expectations, performance and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include our ability to collect on insurance policies covering our New Orleans systems and the ability to rebuild our cable plant and subscriber base in the impacted areas, competition within the broadband communications industry, our ability to achieve anticipated subscriber and revenue growth, our success in implementing new services and other operating initiatives, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cox’s filings with the Securities and Exchange Commission, including Cox’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2004. Cox assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.
About Cox Communications
     Cox Communications, a Fortune 500 company, is a multi-service broadband communications company with more than 6.6 million total customers, including more than 6.2 million basic cable subscribers (these numbers are an approximation as Cox continues to assess the effect of population loss in New Orleans, La. in the wake of Hurricane Katrina). The nation’s third-largest cable television provider, Cox offers both analog cable television under the Cox Cable brand as well as advanced digital video service under the Cox Digital Cable brand. Cox provides an array of other communications and entertainment services, including local and long distance telephone under the Cox Digital Telephone brand; high-speed Internet access under the Cox High Speed Internet brand; and commercial voice and data services via Cox Business Services. Local cable advertising, promotional opportunities and production services are sold under the Cox Media brand. Cox is an investor in programming networks including Discovery Channel. More information about Cox Communications can be accessed on the Internet at www.cox.com.

Contact Information
Susan Coker, Vice President and Treasurer	David Grabert, Director of Media Relations
(404) 843-5462, susan.coker@cox.com	(404) 269-7054, mobile (678) 592-2258
david.grabert@cox.com
(See attached financial information)

Cox Communications, Inc.
Consolidated Statements of Operations
(Unaudited)
(Thousands of Dollars)

	Three Months Ended			Nine Months Ended
	September 30			September 30

	2005	2004	Change	2005	2004	Change
Revenues
	$1,755,174	1,618,059	8%	$5,235,887	4,753,656	10%
Costs and expenses
Cost of services (excluding depreciation and amortization)	703,296	666,924	5%	2,094,680	1,947,367	8%
Selling, general and administrative expenses (excluding depreciation and amortization)	370,484	366,452	1%	1,114,104	1,038,336	7%

Total costs and expenses	1,073,780	1,033,376	4%	3,208,784	2,985,703	7%

Operating cash flow	681,394	584,683	17%	2,027,103	1,767,953	15%
Depreciation and amortization	424,203	400,871	6%	1,321,603	1,190,051	11%
Impairment of intangible assets	614,111	—	—	614,111	—	—
Loss on sale of cable systems	—	—	—	—	5,021	(100%)

Operating (loss) income	(356,920)	183,812	—	91,389	572,881	(84%)
Interest expense	(177,642)	(96,998)	83%	(512,791)	(289,201)	77%
(Loss) gain on investments, net	(6,406)	(204)	—	(9,127)	28,931	(132%)
Loss on extinguishment of debt	—	—	—	(13,019)	(7,006)	86%
Other, net	3,514	(1,474)	—	3,068	(3,295)	—

(Loss) income before income taxes, minority interest and equity in net losses of affiliated companies	(537,454)	85,136	—	(440,480)	302,310	—
Income tax benefit (expense)	189,211	(41,813)	—	139,836	(137,878)	—

(Loss) income before minority interest and equity in net losses of affiliated companies	(348,243)	43,323	—	(300,644)	164,432	—
Minority interest, net of tax	—	(631)	(100%)	—	(1,203)	—
Equity in net losses of affiliated companies, net of tax of $1,574, $398, $3,097 and $441, respectively	(1,952)	(732)	—	(4,765)	(884)	—

Net (loss) income	$(350,195)	$41,960	—	$(305,409)	$162,345	—

Cox Communications, Inc.
Consolidated Balance Sheets
(Unaudited)
(Thousands of Dollars)

	September 30	December 31
	2005	2004

Assets
Current assets
Cash	$67,989	$76,339
Accounts and notes receivable, less allowance for doubtful accounts of $26,928 and $26,482	466,603	394,540
Other current assets	194,829	136,386

Total current assets	729,421	607,265

Net plant and equipment	7,700,822	7,942,699
Investments	1,196,917	1,171,647
Intangible assets	18,645,133	19,329,452
Goodwill	106,889	106,889
Other noncurrent assets	63,366	95,789

Total assets	$28,442,548	$29,253,741

Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued expenses	$890,882	$797,553
Other current liabilities	302,027	339,742
Cash obligation to untendered shareholders	9,895	483,603
Current portion of long-term debt	47,107	59,962
Amounts due to Cox Enterprises, Inc.	36,735	5,573

Total current liabilities	1,286,646	1,686,433

Deferred income taxes	8,048,651	8,326,574
Other noncurrent liabilities	151,585	148,733
Long-term debt, less current portion	13,129,263	12,965,773

Total liabilities	22,616,145	23,127,513

Shareholders’ equity
Class A common stock, $0.01 par value; 671,000,000 shares authorized; shares issued and outstanding: 556,170,238	5,562	5,562
Class C common stock, $0.01 par value; 62,000,000 shares authorized; shares issued and outstanding: 27,597,792	276	276
Additional paid-in capital	4,807,643	4,802,117
Retained earnings	1,012,810	1,318,218
Accumulated other comprehensive income	112	55

Total shareholders’ equity	5,826,403	6,126,228

Total liabilities and shareholders’ equity	$28,442,548	$29,253,741

Cox Communications, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(Thousands of Dollars)

	Nine Months
	Ended September 30
	2005	2004

Cash flows from operating activities
Net (loss) income	$(305,409)	$162,345
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	1,321,603	1,190,051
Impairment of intangible assets	614,111	—
Loss on sale of cable system	—	5,021
Deferred income taxes	(273,773)	121,478
Loss on extinguishment of debt	13,019	7,006
Loss (gain) on investments, net	9,127	(28,931)
Minority interest, net of tax	—	1,203
Equity in net losses of affiliated companies, net of tax	4,765	884
Other, net	(384)	11,350
Increase in accounts and notes receivable	(47,397)	(14,343)
(Increase) decrease in other assets	(45,214)	4,595
Increase in accounts payable and accrued expenses	23,787	6,108
Decrease in taxes payable	(35,962)	(16,108)
Decrease in other liabilities	(43,262)	(26,925)

Net cash provided by operating activities	1,235,011	1,423,734

Cash flows from investing activities
Capital expenditures	(1,027,001)	(1,008,745)
Investments in affiliated companies	(44,003)	(17,356)
Proceeds from the sale and exchange of investments	—	70,230
Proceeds from the sale of cable systems	—	53,076
Acquisition of minority interest	—	(153,016)
Other, net	45,222	43,766

Net cash used in investing activities	(1,025,782)	(1,012,045)

Cash flows from financing activities
Revolving credit facilities borrowings, net	350,000	—
Commercial paper borrowings, net	269,337	203,732
Repayment of debt	(479,941)	(562,664)
Payments to acquire Cox’s former public stock	(473,708)	—
Proceeds from exercise of stock options	—	3,347
Increase in amounts due to CEI	31,162	8,601
Other, net	85,571	(11,233)

Net cash used in financing activities	(217,579)	(358,217)

Net (decrease) increase in cash	(8,350)	53,472
Cash at beginning of period	76,339	83,841

Cash at end of period	$67,989	$137,313

Cox Communications, Inc.
Reconciliation of Operating Cash Flow to Operating Income
(Unaudited)
(Thousands of Dollars)

	Three Months Ended		Nine Months Ended
	September 30		September 30

	2005	2004	2005	2004
Operating cash flow	$681,394	$584,683	$2,027,103	$1,767,953
Depreciation and amortization	(424,203)	(400,871)	(1,321,603)	(1,190,051)
Impairment of intangible assets	(614,111)	—	(614,111)	—
Loss on sale of cable system	—	—	—	(5,021)

Operating income	$(356,920)	$183,812	$91,389	$572,881

Cox Communications, Inc.
Reconciliation of Free Cash Flow to Cash Provided by Operating Activities
(Unaudited)
(Thousands of Dollars)

	Three Months Ended		Nine Months Ended
	September 30		September 30

	2005	2004	2005	2004
Free cash flow	$80,119	$175,438	$208,010	$414,989
Capital expenditures	365,818	390,876	1,027,001	1,008,745

Net cash provided by operating activities	$445,937	$566,314	$1,235,011	$1,423,734

Cox Communications, Inc.
Summary of Operating Statistics

Comparative Operating Statistics
	Three Months Ended		Nine Months Ended
	September 30	September 30	September 30	September 30
	2005	2004	2005	2004
Operating Cash Flow Margin	38.8%	36.1%	38.7%	37.2%
Capital Expenditures (thousands of dollars)	$365,818	$390,876	$1,027,001	$1,008,745

Free Cash Flow Calculation (a)
	Three Months Ended		Nine Months Ended
	September 30	September 30	September 30	September 30
	2005	2004	2005	2004
		(Thousands of Dollars)
Operating cash flow (a)	$681,394	$584,683	$2,027,103	$1,767,953
Less capital expenditures	(365,818)	(390,876)	(1,027,001)	(1,008,745)
Plus cash (decrease) increase in working capital (b)	(38,187)	60,207	(165,977)	(52,051)

Operating free cash flow	277,389	254,014	834,125	707,157
Less cash paid for interest	(155,780)	(70,404)	(454,592)	(259,015)
Less cash paid for taxes	(41,490)	(8,172)	(171,523)	(33,153)

Free cash flow (a)	$80,119	$175,438	$208,010	$414,989

(a) Free cash flow and operating cash flow are not measures of performance calculated in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, see the information presented under “Reconciliation of Operating Cash Flow to Operating Income” and “Reconciliation of Free Cash Flow to Cash Provided by Operating Activities” in these financial tables.
(b) Cash change in working capital is calculated based on the cash flow changes in current assets and liabilities, excluding changes related to interest and taxes.